EXHIBIT 99

MANAGEMENT'S REPORT
Mississippi Power Company 1995 Annual Report

The management of Mississippi Power Company has prepared--and is responsible for--the financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

    The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based upon a recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting control maintains an appropriate cost/benefit relationship.

    The Company's system of internal accounting controls is evaluated on an ongoing basis by the internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

    The audit committee of the board of directors, composed of four directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

    Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics.

    In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Mississippi Power Company in conformity with generally accepted accounting principles.




/s/  Dwight H. Evans
     Dwight H. Evans
     President and Chief Executive Officer



/s/ Michael W. Southern
    Michael W. Southern
    Vice President, Secretary, Treasurer and
    Chief Financial Officer


    February 21, 1996

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
Mississippi Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Mississippi Power Company (a Mississippi corporation and a wholly owned subsidiary of The Southern Company) as of December 31, 1995 and 1994, and the related statements of income, retained earnings, paid-in capital, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements (pages 10 through 25) referred to above present fairly, in all material respects, the financial position of Mississippi Power Company as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the periods stated, in conformity with generally accepted accounting principles.





/s/  Arthur Andersen LLP
     Atlanta, Georgia
     February 21, 1996

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Mississippi Power Company 1995 Annual Report


RESULTS OF OPERATIONS

Earnings

Mississippi Power Company's net income after dividends on preferred stock for 1995 totaled $52.5 million, an increase of $3.4 million over the prior year. This improvement is attributable primarily to increased energy sales and a rate increase under the Environmental Compliance Overview Plan (ECO Plan) of $3.7 million annually which became effective in May 1995.

    A comparison of 1994 to 1993 reflects an increase in 1994 earnings of $6.7 million. Earnings in 1994 increased due to higher energy sales and increases in retail and wholesale rates.

    In July 1993, a retail rate increase of $6.4 million annually became effective under the Company's Performance Evaluation Plan (PEP). Effective April 1994, retail rates increased by $7.6 million annually under the ECO Plan. Also, effective in April 1994 was a $3.6 million wholesale rate increase.

Revenues

The following table summarizes the factors impacting operating revenues for the past three years:

                                     Increase (Decrease)
                                       from Prior Year
                              -----------------------------------
                                 1995         1994         1993
                              -----------------------------------
                                      (in thousands)
    Retail --
       Change in base
        rates (PEP and
        ECO Plan)            $  2,694       $9,314    $   5,079
       Sales growth             4,045        9,560        5,606
       Weather                  4,513        1,752        4,735
       Fuel cost
        recovery
        and other               3,806        6,594       15,028
    -------------------------------------------------------------
    Total retail               15,058       27,220       30,448
    -------------------------------------------------------------
    Sales for resale --
       Non-affiliates           3,698        4,611        3,298
       Affiliates              (1,847)      (5,981)       5,464
    -------------------------------------------------------------
    Total sales for
       resale                   1,851       (1,370)       8,762
    Other operating
       revenues                   482       (1,571)       1,226
    -------------------------------------------------------------
    Total operating
       revenues               $17,391      $24,279      $40,436
    =============================================================
    Percent change                3.5%         5.1%         9.3%
    -------------------------------------------------------------

    Retail revenues of $410 million in 1995 increased 3.8 percent over the prior year, compared with increases of 7.4 percent and 9.0 percent in 1994 and 1993, respectively. The increase in retail revenues for 1995 was a result of growth in energy sales of 6.7% and 6.2% to commercial and residential customers, respectively, due to above normal summer temperatures. Additionally in 1995, an increase in the number of customers and a retail rate increase from the ECO Plan had a positive effect on retail revenues. A comparison of retail revenues of 1994 to 1993 reflects an increase resulting from growth in energy sales and customers and retail and wholesale rate increases. Changes in base rates reflect rate changes made under the PEP and ECO Plan.

    Under the fuel cost recovery provision, recorded fuel revenues are equal to recorded fuel expenses, including the fuel component and the operation and maintenance component of purchased energy. Therefore, changes in recoverable

Mississippi Power Company 1995 Annual Report


fuel expenses are offset with corresponding changes in fuel revenues and have no effect on net income.

    Included in sales for resale to non-affiliates are revenues from rural electric cooperative associations and municipalities located in southeastern Mississippi. Energy sales to these customers increased 13.1 percent in 1995 and
7.8 percent in 1994 with the related revenues rising 16.7 percent and 14.0 percent, respectively. The customer demand experienced by these utilities is determined by factors very similar to Mississippi Power's.

    Sales for resale to non-territorial utilities are primarily under long-term contracts consisting of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. Under these long-term contracts, the capacity and energy components were:

                            1995          1994         1993
                        -------------------------------------
                                    (in thousands)
   Capacity              $   268      $  1,965    $   4,191
   Energy                  3,627         8,473       12,120
   ==========================================================
   Total                  $3,895       $10,438      $16,311
   ==========================================================

    Capacity revenues for Mississippi Power varied due to changes in the contracts and in the allocation of transmission capacity revenues throughout the Southern electric system. Most of the Company's capacity revenues are derived from transmission charges.

    Sales to affiliated companies within the Southern electric system will vary from year to year depending on demand and the availability and cost of generating resources at each company. These sales have no material impact on earnings.

    Below is a breakdown of kilowatt-hour sales for 1995 and the percent change for the last three years:

                         Amount           Percent Change
     (millions of      -----------   ------------------------------
    kilowatt-hours)       1995         1995        1994       1993
                       ----------    ------------------------------
   Residential           2,041          6.2%       (0.4)%      6.9%
   Commercial            2,242          6.7         8.6        6.8
   Industrial            3,813         (0.9)        6.2        2.5
   Other                    39          1.1        (0.5)       0.3
                       ----------
   Total retail          8,135          2.9         5.1        4.7
   Sales for
      resale --
       Non-affiliates    2,493         (2.4)        0.4       (5.3)
       Affiliates          244         39.7       (59.2)      52.2
                       ----------
   Total                10,872          2.2%        1.3%       3.3%
   ================================================================

    Total retail energy sales in 1995 increased, compared to the previous year, due to both weather influences and the continued improving economy within the Company's service area, related primarily to the casino industry. In 1994, the most notable factor that increased commercial energy sales above the 1993 level was the establishment of casinos within the Company's service area. While the Company expects the number of new casinos to slow appreciably, it anticipates continued growth in ancillary services such as lodging, food, transportation, etc. Also, energy demand is expected to grow as a result of a larger and more fully employed population.

    In addition to the previously discussed long-term contracts, energy sales to non-affiliates include economy sales and amounts sold under short-term contracts. Sales for resale to non-affiliates are influenced by those utilities' own customer demand, plant availability, and the cost of their predominant fuels -- oil and natural gas.

Expenses

Total operating expenses for 1995 increased from 1994 due to higher fuel expenses, increased other operation expenses and increased depreciation and amortization. Expenses in 1994 were higher than 1993 primarily because of higher taxes and an increase in maintenance expenses and depreciation and amortization.

      Fuel costs constitute the single largest expense for Mississippi Power. These costs increased in 1995 due to a 13.0% increase in generation caused by higher demand for energy throughout the Southern electric system. Further, this

Mississippi Power Company 1995 Annual Report


increased demand for energy resulted in higher purchased power costs from the non-affiliates and lower purchased power costs from the affiliates of the Southern electric system. Fuel expenses in 1994, compared to 1993, were lower due to decreased generation reflecting lower demand.

    Purchased power consists primarily of energy purchases from the affiliates of the Southern electric system. Purchased power transactions (both sales and purchases) among Mississippi Power and its affiliates will vary from period to period depending on demand and the availability and variable production cost at each generating unit in the Southern electric system.

      The amount and sources of energy supply, the average cost of fuel per net kilowatt-hour generated, and the total average cost of energy supply (including purchased power) were as follows:

                                 1995       1994      1993
                                ------------------------------
Total generation
   (millions of
   kilowatt-hours)              8,368      7,408     7,836
Sources of generation
   generation (percent) --
     Coal                          58         56        64
     Gas                           15         10         7
     Oil                            *          *         *
     Purchased Power               27         34        29
Average cost of fuel per
   net kilowatt-hour
   generated (cents) --
     Coal                        1.58       1.67      1.66
     Gas                         2.32       2.56      2.99
     Oil                         6.21       4.15      2.85
Total average cost
   of energy supply              1.53       1.55      1.58
--------------------------------------------------------------
* Not meaningful because of minimal generation from the fuel source.

    Other operation expenses increased in 1995 due to an increase in generation, emission allowance expenses of $2.6 million and an increase in costs associated with work force reduction programs. (See Note 2 to the financial statements for information on these work force reduction programs.) This increase in expenses was offset by a decrease in maintenance costs for 1995, when compared to 1994. In 1994, work force reduction programs contributed to the increase in other operation expenses above the recorded 1993 level.

    Depreciation and amortization increased in 1995, compared to 1994, due to additional plant investments. In 1994, depreciation and amortization expenses rose above 1993 primarily due to the addition in May 1994 of a 75 megawatt combustion turbine unit.

    In 1995, taxes other than income taxes rose above the amount recorded for 1994 due to higher municipal franchise taxes. Taxes other than income taxes increased in 1994, when compared to 1993, because of higher ad valorem taxes, which are property based, and municipal franchise taxes, which are revenue based.

    The change in income taxes between 1995 and 1994 reflects the change in operating income. The increase in income taxes in 1994 when compared to 1993 mirrored the increase in operating income.

Effects of Inflation

Mississippi Power is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in long-lived utility plant. Conventional accounting for historical costs does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations, such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from regulatory matters to energy sales growth to a less regulated more competitive environment. Expenses are subject to constant review and cost control programs. Mississippi Power is also maximizing the utility of invested capital and minimizing the need for capital by refinancing, decreasing the average fuel stockpile, raising generating plant availability and

Mississippi Power Company 1995 Annual Report




efficiency, and aggressively controlling the construction budget. Operating revenues will be affected by any changes in rates under the PEP, the Company's performance based ratemaking plan, and the ECO Plan. PEP has proven to be a stabilizing force on electric rates, with only moderate changes in rates taking place.

    The ECO Plan, provides for recovery of costs associated with environmental projects approved by the Mississippi Public Service Commission (MPSC), most of which are required to comply with Clean Air Act Amendments of 1990 (Clean Air
Act) regulations. The ECO Plan is operated independently of PEP. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters."

    The Federal Energy Regulatory Commission (FERC) regulates wholesale rate schedules and power sales contracts that Mississippi Power has with its sales for resale customers. The FERC is currently reviewing the rate of return on common equity included in these schedules and contracts and may require such returns to be lowered, possibly retroactively.

    Further discussion of PEP, the ECO Plan, and proceedings before the FERC is made in Note 3 to the financial statements herein.

    Future earnings in the near term will depend upon growth in energy sales, which are subject to a number of factors. Traditionally, these factors have included weather, competition, changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in Mississippi Power's service area. However, the Energy Policy Act of 1992 (Energy Act) is beginning to have a dramatic effect on the future of the electric utility industry. The Energy Act promotes energy efficiency, alternative fuel use, and increased competition for electric utilities. The Southern Company is positioning the business to meet the challenge of this major change in the traditional practice of selling electricity. The Energy Act allows Independent Power Producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This may enhance the incentive of IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell excess generation to other utilities. Although the Energy Act does not require transmission access to retail customers, retail wheeling initiatives are rapidly evolving and becoming very prominent issues in several states. In order to address these initiatives, numerous questions must be resolved with the most complex ones relating to transmission pricing and recovery of stranded investments. As the initiatives become a reality, the structure of the utility industry could radically change. Therefore, unless Mississippi Power remains a low-cost producer and provides quality service, the Company's retail energy sales growth could be limited, and this could significantly erode earnings. Conversely, being the low-cost producer could provide significant opportunities to increase market share and profitability.

    Mississippi Power is subject to the provisions of Financial Accounting Standards Board Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities," for additional information.

New Accounting Standards

The FASB has issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount for an asset may not be recoverable. This statement also imposes stricter criteria for regulatory assets by requiring that such assets be probable of future recovery at each balance sheet date. The Company adopted the new rules January 1, 1996, with no material effect on the financial statements. However, this conclusion may change in the future as competitive factors influence wholesale and retail pricing in the utility industry.

Mississippi Power Company 1995 Annual Report

FINANCIAL CONDITION

Overview

The principal changes in Mississippi Power's financial condition during 1995 were gross property additions to utility plant of $68 million. Funding for gross property additions and other capital requirements came primarily from earnings and other operating cash flows and from the sale of first mortgage bonds and pollution control bonds. The Statements of Cash Flows provide additional details.

Financing Activity

Mississippi sold $30 million of first mortgage bonds and $10.6 million of pollution control bonds during 1995. Retirements, including maturities during 1995, primarily related to other long-term debt, totaled some $42 million of securities. (See the Statements of Cash Flows for further details.) Composite financing rates for the years 1993 through 1995 as of year-end were as follows:

                                   1995      1994     1993
                                 -----------------------------
   Composite interest rate on
       long-term debt              6.63%     6.44%    6.57%

   Composite preferred stock
       dividend rate               6.58%     6.58%    6.58%
   -----------------------------------------------------------

Capital Structure

At year-end 1995, the Company's ratio of common equity to total capitalization, excluding long-term debt due within one year, was 50.8 percent, compared to 48.7 percent in 1994. The increase in equity ratio in 1995 is attributed to a decrease in long-term debt and additional retained earnings.

Capital Requirements for Construction

The Company's projected construction expenditures for the next three years total $182 million ($67 million in 1996, $62 million in 1997, and $53 million in 1998). The major emphasis within the construction program will be on upgrading existing facilities. Also included in the estimates for property additions for the three-year period is $5.3 million committed to meeting the requirements of Clean Air Act regulations. Revisions may be necessary because of factors such as changes in business conditions, revised load projections, the availability and cost of capital, and changes in environmental regulations.

Other Capital Requirements

In addition to the funds required for the Company's construction program, approximately $92.3 million will be required by the end of 1998 for present sinking fund requirements and maturities of long-term debt. Mississippi Power plans to continue, when economically feasible, to retire higher cost debt and preferred stock and replace these obligations with lower-cost capital.

Environmental Matters

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- has significantly impacted Mississippi Power and the other operating companies of The Southern Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases. Phase I compliance began in 1995 and initially affected 28 generating plants in the Southern electric system. As a result of The Southern Company's compliance strategy, an additional 22 generating units were brought into compliance with Phase I requirements. Phase II compliance is required in 2000, and all fossil-fired generating plants will be affected.

    In 1995, the Environmental Protection Agency (EPA) began issuing annual sulfur dioxide emission allowances through the allowance trading program. An emission allowance is the authority to emit one ton of sulfur dioxide during a calendar year. The method for issuing allowances is based on the fossil fuel consumed from 1985 through 1987 for each affected generating unit. Emission allowances are transferable and can be bought, sold, or banked and used in the future.

    The sulfur dioxide emission allowance program is expected to minimize the cost of compliance. The Southern Company's sulfur dioxide compliance strategy is designed to take advantage of allowances as a compliance option.

    The Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which has required some equipment upgrades. This compliance strategy resulted in unused emission

Mississippi Power Company 1995 Annual Report



allowances being banked for later use. Compliance with nitrogen oxide emission limits was achieved by installation of new control equipment at 22 of the original 28 affected generating units. Construction expenditures for Phase I compliance totaled approximately $320 million through 1995 for The Southern Company, of which Mississippi Power's portion was approximately $65 million.

    For Phase II sulfur dioxide compliance, The Southern Company could use emission allowances banked during Phase I, increase fuel switching, install flue gas desulfurization equipment at selected plants, and/or purchase more allowances depending on the price and availability of allowances. Also, in Phase II, equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired plants as required to meet Phase II limits. Therefore, during the period 1996 to 2000, current compliance strategy for The Southern Company could require total estimated construction expenditures of approximately $150 million, of which Mississippi Power's portion is approximately $5 million. However, the full impact of Phase II compliance cannot now be determined with certainty, pending the continuing development of a market for emission allowances, the completion of EPA regulations, and the possibility of new emission reduction technologies.

    An average increase of up to 2 percent in revenue requirements from customers could be necessary to fully recover the Company's cost of compliance for both Phase I and II of Title IV of the Clean Air Act. Compliance costs include construction expenditures, increased costs for switching to low-sulfur coal, and costs related to emission allowances.

    Mississippi Power's ECO Plan is designed to allow recovery of costs of compliance with the Clean Air Act, as well as other environmental statutes and regulations. The MPSC reviews environmental projects and the Company's environmental policy through the ECO Plan. Under the ECO Plan, any increase in the annual revenue requirement is limited to 2 percent of retail revenues. However, the plan also provides for carryover of any amount over the 2 percent limit into the next year's revenue requirement. Mississippi Power's management believes that the ECO Plan provides for recovery of the Clean Air Act costs. Under the ECO Plan, the Company had annual retail rate increases of $2.6 million, $7.6 million and $3.7 million in the years 1993, 1994 and 1995, respectively. On January 29, 1996, the Company filed the ECO Plan with the MPSC requesting an annual retail rate decrease of $3.0 million.

    Title III of the Clean Air Act requires a multi-year EPA study of power plant emissions of hazardous air pollutants. The EPA is scheduled to submit a report to Congress on the results of this study during 1996. The report will include a decision on whether additional regulatory control of these substances is warranted. Compliance with any new control standard could result in significant additional costs. The impact of new standards -- if any -- will depend on the development and implementation of applicable regulations.

    The EPA is evaluating the need to revise the ambient air quality standards for particulate matter and ozone. The impact of any new standard will depend on the level chosen for the standard and cannot be determined at this time.

    In 1996, the EPA may issue revised rules on air quality control regulations related to stack height requirements of the Clean Air Act. The full impact of the final rules cannot be determined at this time, pending their development and implementation.

    In 1993, the EPA issued a ruling confirming the non-hazardous status of coal ash. However, the EPA has until 1998 to classify co-managed utility wastes -- coal ash and other utility wastes -- as either non-hazardous or hazardous. If the EPA classifies the co-managed wastes as hazardous, then substantial additional costs for the management of such wastes may be required. The full impact of any change in the regulatory status will depend on the subsequent development of co-managed waste requirements.

    The Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur costs to clean up properties currently or previously owned. Upon identifying potential sites, the Company conducts studies, when possible, to determine the extent of any required cleanup costs. Should remediation be determined to be probable, reasonable estimates of costs to clean up such sites are developed and recognized in the financial statements. A currently owned site where manufactured gas plant operations were located prior to the Company's ownership was investigated for potential remediation. The remedial investigation has been concluded and is pending approval by the

Mississippi Power Company 1995 Annual Report


Mississippi Department of Environmental Quality. In recognition of probable further study and remediation, the Company in 1995 recorded a liability and a deferred debit (regulatory asset) of $1.8 million, including feasibility study costs. The Company recognizes such costs as they are incurred and recovers them under the ECO Plan as provided in the Company's 1995 ECO order. If this site were required to be remediated, industry studies show the Company could incur cleanup costs ranging from $1.5 million to $10 million before giving consideration to possible recovery of clean-up costs from other parties.

    Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; and the Endangered Species Act. Changes to these laws could affect many areas of the Company's operations. The full impact of these requirements cannot be determined at this time, pending the development and implementation of applicable regulations.

    Compliance with possible new legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect the Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

Sources of Capital

At December 31, 1995, the Company had $70 million of committed credit in revolving credit agreements and also had $27 million of committed short-term credit lines. The Company had no short-term notes payable outstanding at year end 1995.

    It is anticipated that the funds required for construction and other purposes, including compliance with environmental regulations, will be derived from operations, the sale of additional first mortgage bonds, pollution control obligations, and preferred stock, and the receipt of additional capital contributions from The Southern Company. Mississippi Power is required to meet certain coverage requirements specified in its mortgage indenture and corporate charter to issue new first mortgage bonds and preferred stock. The Company's coverage ratios are sufficiently high enough to permit, at present interest rate levels, any foreseeable security sales. The amount of securities which the Company will be permitted to issue in the future will depend upon market conditions and other factors prevailing at that time.


STATEMENTS OF INCOME
For the Years Ended December 31, 1995, 1994, and 1993
Mississippi Power Company 1995 Annual Report

-------------------------------------------------------------------------------------------------------------------
                                                                           1995             1994              1993
-------------------------------------------------------------------------------------------------------------------
                                                                                       (in thousands)

Operating Revenues (Notes 1 and 3):
Revenues                                                          $     508,862    $     489,624     $     459,364
Revenues from affiliates                                                  7,691            9,538            15,519
-------------------------------------------------------------------------------------------------------------------
Total operating revenues                                                516,553          499,162           474,883
-------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
  Fuel                                                                  111,071          102,216           113,986
  Purchased power from non-affiliates                                     6,019            2,711             2,198
  Purchased power from affiliates                                        57,777           68,543            58,019
  Other                                                                 107,296           97,988           100,381
Maintenance                                                              39,627           45,785            44,001
Depreciation and amortization                                            39,224           35,716            33,099
Taxes other than income taxes                                            42,443           41,742            37,145
Federal and state income taxes (Note 8)                                  34,486           31,386            22,668
-------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                437,943          426,087           411,497
-------------------------------------------------------------------------------------------------------------------
Operating Income                                                         78,610           73,075            63,386
Other Income (Expense):
Allowance for equity funds used during construction                         366            1,099             1,010
Interest income                                                             199               87               517
Other, net                                                                4,596            2,033             3,971
Income taxes applicable to other income                                  (1,006)            (227)           (1,158)
-------------------------------------------------------------------------------------------------------------------
Income Before Interest Charges                                           82,765           76,067            67,726
-------------------------------------------------------------------------------------------------------------------
Interest Charges:
Interest on long-term debt                                               21,898           19,725            17,688
Allowance for debt funds used during construction                          (399)          (1,039)             (788)
Interest on notes payable                                                 1,141            1,442             1,000
Amortization of debt discount, premium, and expense, net                  1,510            1,479             1,262
Other interest charges                                                    1,185              404               728
-------------------------------------------------------------------------------------------------------------------
Net interest charges                                                     25,335           22,011            19,890
-------------------------------------------------------------------------------------------------------------------
Net Income                                                               57,430           54,056            47,836
Dividends on Preferred Stock                                              4,899            4,899             5,400
-------------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                     $      52,531    $      49,157     $      42,436
===================================================================================================================
The accompanying notes are an integral part of these statements.





STATEMENTS OF CASH FLOWS
For the Years ended December 31, 1995, 1994, and 1993
Mississippi Power Company 1995 Annual Report

----------------------------------------------------------------------------------------------------------------------------------
                                                                                          1995             1994              1993
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     (in thousands)

Operating Activities:
Net income                                                                       $      57,430    $      54,056     $      47,836
Adjustments to reconcile net income to net
     cash provided by operating activities --
         Depreciation and amortization                                                  51,588           47,827            45,660
         Deferred income taxes                                                            (480)           1,563             5,039
         Allowance for equity funds used during construction                              (366)          (1,099)           (1,010)
         Other, net                                                                      5,704            5,230             3,005
         Changes in certain current assets and liabilities --
            Receivables, net                                                            (8,758)           3,066            (4,347)
            Inventories                                                                  3,962           (9,856)           11,119
            Payables                                                                    17,421           (8,754)            4,133
            Other                                                                          681            3,334            (8,033)
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                            127,182           95,367           103,402
----------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                               (67,570)        (104,014)         (139,976)
Other                                                                                   (1,697)         (14,087)            7,562
----------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                                 (69,267)        (118,101)         (132,414)
----------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Proceeds:
     Capital contributions                                                                   -           25,000            30,036
     Preferred stock                                                                         -                -            23,404
     First mortgage bonds                                                               30,000           35,000            70,000
     Pollution control bonds                                                            10,600                -            38,875
     Other long-term debt                                                                    -           85,310                 -
Retirements:
     Preferred stock                                                                         -                -           (23,404)
     First mortgage bonds                                                               (1,625)         (32,628)          (51,300)
     Pollution control bonds                                                               (10)             (10)          (25,885)
     Other long-term debt                                                              (40,689)          (9,299)           (8,170)
Notes payable, net                                                                           -          (40,000)            9,000
Payment of preferred stock dividends                                                    (4,899)          (4,899)           (5,400)
Payment of common stock dividends                                                      (39,400)         (34,100)          (29,000)
Miscellaneous                                                                             (568)          (1,201)           (5,683)
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for)  financing activities                                (46,591)          23,173            22,473
----------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                                 11,324              439            (6,539)
Cash and Cash Equivalents at Beginning of Year                                           1,317              878             7,417
-----------------------------------------------------------------------------------------------------------------------------------

Cash and Cash Equivalents  at End of Year                                        $      12,641    $       1,317     $         878
==================================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for --
     Interest (net of amount capitalized)                                              $23,308          $19,196           $15,697
     Income taxes                                                                       36,908           31,115            29,009
----------------------------------------------------------------------------------------------------------------------------------
( ) Denotes use of cash.
The accompanying notes are an integral part of these statements.

                                       11


BALANCE SHEETS
At December 31, 1995 and 1994
Mississippi Power Company 1995 Annual Report

--------------------------------------------------------------------------------------------------------------------------------
ASSETS                                                                                                  1995               1994
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                             (in thousands)

Utility Plant:
Plant in service, at original cost (Notes 1 and 6)                                           $     1,434,327    $     1,385,032
Less accumulated provision for depreciation                                                          499,308            477,098
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                     935,019            907,934
Construction work in progress                                                                         41,210             44,838
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                                976,229            952,772
--------------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                                                                         4,160              3,353
--------------------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                                                             12,641              1,317
Receivables-
  Customer accounts receivable                                                                        30,761             27,865
  Other accounts and notes receivable                                                                  9,438              6,599
  Affiliated companies                                                                                 9,213              6,058
  Accumulated provision for uncollectible accounts                                                      (802)              (670)
Fossil fuel stock, at average cost                                                                    15,666             16,885
Materials and supplies, at average cost                                                               22,558             25,301
Current portion of deferred fuel charges  (Note 5)                                                     1,546              1,068
Current portion of accumulated deferred income taxes (Note 8)                                          5,180              5,410
Prepaid federal income taxes                                                                               -              5,019
Prepayments                                                                                            2,404                760
Vacation pay deferred                                                                                  4,715              4,588
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                                113,320            100,200
--------------------------------------------------------------------------------------------------------------------------------
Deferred Charges:
Debt expense and loss, being amortized                                                                10,039             10,929
Deferred fuel charges (Note 5)                                                                             -              9,000
Deferred charges related to income taxes (Note 8)                                                     23,384             25,036
Deferred early retirement program costs (Note 2)                                                       7,286             11,286
Miscellaneous                                                                                         14,535             11,135
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                                 55,244             67,386
--------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                                 $     1,148,953    $     1,123,711
================================================================================================================================
The accompanying notes are an integral part of these statements.


                                       12



BALANCE SHEETS
At December 31, 1995 and 1994
Mississippi Power Company 1995 Annual Report

--------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES                                                                          1995               1994
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                             (in thousands)

Capitalization (See accompanying statements):
Common stock equity                                                                          $       374,884    $       361,753
Preferred stock                                                                                       74,414             74,414
Long-term debt                                                                                       288,820            306,522
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                                738,118            742,689
--------------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Long-term debt due within one year (Note 10)                                                          57,229             41,199
Accounts payable-
  Affiliated companies                                                                                13,646              3,337
  Other                                                                                               37,129             31,144
Customer deposits                                                                                      2,716              2,712
Taxes accrued-
  Federal and state income                                                                                97                433
  Other                                                                                               31,816             31,224
Interest accrued                                                                                       4,701              4,427
Miscellaneous                                                                                         13,453             14,613
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                                160,787            129,089
--------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 8)                                                           129,711            129,505
Accumulated deferred investment tax credits                                                           29,773             31,228
Deferred credits related to income taxes (Note 8)                                                     43,266             45,832
Accumulated provision for property damage (Note 1)                                                    12,018             10,905
Miscellaneous                                                                                         35,280             34,463
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                                250,048            251,933
--------------------------------------------------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 2, 3, 4, and 5)
Total Capitalization and Liabilities                                                         $     1,148,953    $     1,123,711
================================================================================================================================
The accompanying notes are an integral part of these statements.


                                       13


STATEMENTS OF CAPITALIZATION
At December 31, 1995 and 1994
Mississippi Power Company 1995 Annual Report

---------------------------------------------------------------------------------------------------------------------------
                                                                          1995            1994        1995        1994
---------------------------------------------------------------------------------------------------------------------------
                                                                             (in thousands)        (percent of total)
Common Stock Equity:
Common stock, without par value --
       Authorized -- 1,130,000 shares
       Outstanding -- 1,121,000 shares in
          1995 and 1994                                          $      37,691   $      37,691
Paid-in capital                                                        179,362         179,362
Premium on preferred stock                                                 372             372
Retained earnings  (Note 11)                                           157,459         144,328
---------------------------------------------------------------------------------------------------------------------------
Total common stock equity                                              374,884         361,753          50.8%        48.7%
---------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock:
$100 par value --
       Authorized -- 1,244,139 shares
       Outstanding -- 744,139 shares in 1995
          and 1994
          4.40%                                                          4,000           4,000
          4.60%                                                          2,010           2,010
          4.72%                                                          5,000           5,000
          6.32%                                                         15,000          15,000
          6.65%                                                          8,404           8,404
          7.00%                                                          5,000           5,000
          7.25%                                                         35,000          35,000
---------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $4,899,000)                       74,414          74,414          10.1        10.0
---------------------------------------------------------------------------------------------------------------------------
Long-Term Debt:
First mortgage bonds --
       Maturity                    Interest Rates
       March 1, 1998               5 3/8%                               35,000          35,000
       August 1, 2000              6 5/8%                               40,000          40,000
       March 1, 2004               6.60%                                35,000          35,000
       May 1, 2021                 9 1/4%                               45,447          47,072
       June 1, 2023                7.45%                                35,000          35,000
       December 1, 2025            6 7/8%                               30,000               -
---------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                             220,447         192,072
Pollution control obligations (Note 9)                                  73,745          63,155
Other long-term debt (Note 9)                                           55,000          95,689
Unamortized debt premium (discount), net                                (3,143)         (3,195)
---------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
       requirement--$23,135,000)                                       346,049         347,721
Less amount due within one year (Note 10)                               57,229          41,199
---------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                    288,820         306,522          39.1        41.3
---------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                             $     738,118   $     742,689         100.0%       100.0%
===========================================================================================================================
The accompanying notes are an integral part of these statements.


                                       14


STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1995, 1994, and 1993
Mississippi Power Company 1995 Annual Report

----------------------------------------------------------------------------------------------------------------------------------
                                                                                          1995             1994              1993
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (in thousands)

Balance at Beginning of Period                                                   $     144,328    $     129,343     $     118,429
Net income after dividends on preferred stock                                           52,531           49,157            42,436
Cash dividends on common stock                                                         (39,400)         (34,100)          (29,000)
Preferred stock transactions and other, net                                                 -              (72)           (2,522)
==================================================================================================================================
Balance at End of Period (Note 11)                                               $     157,459    $     144,328     $     129,343
==================================================================================================================================



STATEMENTS OF PAID-IN CAPITAL
For the Years Ended December 31, 1995, 1994, and 1993

----------------------------------------------------------------------------------------------------------------------------------
                                                                                          1995             1994              1993
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    (in thousands)

Balance at Beginning of Period                                                   $     179,362    $     154,362     $     124,326
Contributions to capital by parent company                                                   -           25,000            30,036
==================================================================================================================================
Balance at End of Period                                                         $     179,362    $     179,362     $     154,362
==================================================================================================================================
The accompanying notes are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS
Mississippi Power Company 1995 Annual Report


1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

General

Mississippi Power Company is a wholly owned subsidiary of The Southern Company, which is the parent company of five operating companies, Southern Company Services (SCS), Southern Communications Services (Southern Communications), Southern Electric International (Southern Electric), Southern Nuclear Operating Company (Southern Nuclear), and The Southern Development and Investment Group (Southern Development), and other direct and indirect subsidiaries. The operating companies (Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and Savannah Electric and Power Company) provide electric service in four southeastern states. Contracts among the companies--dealing with jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power--are regulated by the Federal Energy Regulatory Commission (FERC) or the Securities and Exchange Commission. SCS provides, at cost, specialized services to The Southern Company and to the subsidiary companies. Southern Communications provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Southern Electric designs, builds, owns, and operates power production and delivery facilities and provides a broad range of technical services to industrial companies and utilities in the United States and a number of international markets. Southern Nuclear provides services to The Southern Company's nuclear power plants. Southern Development develops new business opportunities related to energy products and services.

    The Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both The Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. Mississippi Power is also subject to regulation by the FERC and the Mississippi Public Service Commission (MPSC). The Company follows generally accepted accounting principles and complies with the accounting policies and practices prescribed by the respective commissions. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and the actual results may differ from those estimates.

    Certain prior years' data presented in the financial statements have been reclassified to conform with current year presentation.

Regulatory Assets and Liabilities

Mississippi Power is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets as of December 31 relate to: (in thousands)

                                            1995         1994
                                       -------------------------
Deferred income taxes                     $23,384      $25,036
Vacation pay                                4,715        4,588
Work force reduction costs                  7,286       11,286
Deferred fuel charges                       1,546       10,068
Premium on reacquired debt                  8,509        9,571
Deferred environmental costs                1,713            -
Property damage reserve                   (12,018)     (10,905)
Deferred income tax credits               (43,266)     (45,832)
Other, net                                 (2,658)      (3,383)
================================================================
Total                                    $(10,789)    $    429
================================================================

    In the event that a portion of the Company's operations is no longer subject to the provisions of Statement No. 71, the Company would be required to write off the related regulatory assets and liabilities. In addition, the Company would be required to determine any impairment to other assets, including plant, and, if impaired, to write down the assets to their fair value.

Revenues

Mississippi Power accrues revenues for service rendered but unbilled at the end of each fiscal period. The Company's retail and wholesale rates include provisions to adjust billings for fluctuations in fuel and the energy component of purchased power. Retail rates also include provisions to adjust billings for

Mississippi Power Company 1995 Annual Report


fluctuations in costs for ad valorem taxes and certain qualifying environmental costs. Revenues are adjusted for differences between actual allowable amounts and the amounts included in rates.

    The Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. In 1995, uncollectible accounts continued to average less than 1 percent of revenues.

Depreciation

Depreciation of the original cost of depreciable utility plant in service is provided by using composite straight-line rates which approximated 3.2 percent in 1995 and 1994, and 3.1 percent in 1993. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected cost of removal of other facilities.

Income Taxes

Mississippi Power uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Allowance for Funds Used During Construction (AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. The composite rates used to capitalize the cost of funds devoted to construction were 8.0 percent in 1995, 6.9 percent in 1994, and 6.8 percent in 1993. AFUDC (net of income taxes), as a percent of net income after dividends on preferred stock, was 1.2 percent in 1995, and 3.5 percent in 1994 and 1993.

Utility Plant

Utility plant is stated at original cost. This cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense except for the maintenance of coal cars and a portion of the railway track maintenance, which are charged to fuel stock. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Financial Instruments

In accordance with FASB Statement No. 107, Disclosure About Fair Value of Financial Instruments, all financial instruments of the Company for which the carrying amount does not approximate fair value, must be disclosed. At December 31, 1995, the fair value of long-term debt was $355 million and the carrying amount was $346 million. At December 31, 1994, the fair value of long-term debt was $331 million and the carrying amount was $348 million. The fair value for long-term debt was based on either closing market price or closing price of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when used or installed.

Mississippi Power Company 1995 Annual Report


Provision for Property Damage

Mississippi Power is self-insured for the cost of storm, fire and other uninsured casualty damage to its property, including transmission and distribution facilities. As permitted by regulatory authorities, the Company provided for such costs by charges to income of $1.5 million in 1995, $1.1 million in 1994 and $1.5 million in 1993. The cost of repairing damage resulting from such events that individually exceed $50 thousand is charged to the accumulated provision to the extent it is available. Effective January 1995, regulatory treatment by the MPSC allowed a maximum accumulated provision of $18 million. As of December 31, 1995, the accumulated provision amounted to $12.0 million.

2.  RETIREMENT BENEFITS

Pension Plan

Mississippi Power has a defined benefit, trusteed, non-contributory pension plan that covers substantially all regular employees. Benefits are based on one of the following formulas: years of service and final average pay or years of service and a flat-dollar benefit. The Company uses the "entry age normal method with a frozen initial liability" actuarial method for funding purposes, subject to limitations under federal income tax regulations. Amounts funded to the pension trust are primarily invested in equity and fixed-income securities. FASB Statement No. 87, Employers' Accounting for Pensions, requires use of the "projected unit credit" actuarial method for financial reporting purposes.

Postretirement Benefits

Mississippi Power also provides certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits when they retire. Trusts are funded to the extent required by the Company's regulatory commissions. Amounts funded are primarily invested in debt and equity securities.

    FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, requires that medical care and life insurance benefits for retired employees be accounted for on an accrual basis using a specified actuarial method, "benefit/years-of-service." The cost of postretirement benefits is reflected in rates on a current basis.

Funded Status and Cost of Benefits

The following tables show actuarial results and assumptions for pension and postretirement benefits as computed under the requirements of FASB Statement Nos. 87 and 106, respectively. The funded status of the plans at December 31 was as follows:

                                                 Pension
                                         ------------------------
                                             1995        1994
                                         ------------------------
                                             (in thousands)
   Actuarial present value of benefit
    obligation:
        Vested benefits                   $91,322     $80,603
        Non-vested benefits                 4,264       2,966
   --------------------------------------------------------------
   Accumulated benefit obligation          95,586      83,569
   Additional amounts related to
      projected salary increases           28,545      27,292
   --------------------------------------------------------------
   Projected benefit obligation           124,131     110,861
   Less:
      Fair value of plan assets           170,481     145,598
      Unrecognized net gain               (47,034)    (37,485)
      Unrecognized prior service cost       2,868       3,109
      Unrecognized transition asset        (6,001)     (6,635)
   --------------------------------------------------------------
   Prepaid asset (accrued liability)
      recognized in the
      Balance Sheets                      $(3,817)    $(6,274)
   ==============================================================



                                       Postretirement Benefits
                                       ------------------------
                                           1995         1994
                                       ------------------------
                                             (in thousands)
   Actuarial present value of benefit
    obligation:
       Retirees and dependents          $22,575      $22,833
       Employees eligible to retire       1,709          774
       Other employees                   17,908       22,851
   ------------------------------------------------------------
   Accumulated benefit obligation        42,192       46,458
   Less:
       Fair value of plan assets          8,700        6,608
       Unrecognized net loss (gain)       4,160        1,751
       Unrecognized transition
        obligation                        7,044       18,668
   ------------------------------------------------------------
   Accrued liability recognized in
       the Balance Sheets               $22,288      $19,431
   ============================================================

Mississippi Power Company 1995 Annual Report


    In 1995, The Southern Company's subsidiaries announced a cost sharing program for postretirement benefits. The program establishes limits on amounts the companies will pay to provide future retiree postretirement benefits. This change reduced the Company's 1995 accumulated postretirement benefit obligation by approximately $10.5 million.

    The weighted average rates assumed in the above actuarial calculations were:

                                1995        1994        1993
                              ---------------------------------
   Discount                      7.3%        8.0%        7.5%
   Annual salary increase        4.8         5.5         5.0
   Long-term return on
     plan assets                 8.5         8.5         8.5
   ------------------------------------------------------------

    An additional assumption used in measuring the accumulated postretirement benefit obligation was a weighted average medical care cost trend rate of 9.8 percent for 1995, decreasing gradually to 5.3 percent through the year 2005 and remaining at that level thereafter. An annual increase in the assumed medical care cost trend rate of 1 percent would increase the accumulated benefit obligation as of December 31, 1995, by $3.3 million and the aggregate of the service and interest cost components of the net retiree cost by $0.8 million.

    Components of the plans' net cost are shown below:

                                               Pension
                                 --------------------------------
                                   1995         1994       1993
                                 --------------------------------
                                           (in thousands)
   Benefits earned during
      the year                   $ 3,636     $ 3,780     $ 3,792
   Interest cost on
      projected benefit
      obligation                   8,434       7,503       7,296
   Actual (return) loss on
      plan assets                (32,232)      3,244     (20,017)
   Net amortization and
      deferral                    18,650     (16,048)      8,741
   ==============================================================
   Net pension income           $ (1,512)   $ (1,521)   $   (188)
   ==============================================================

    Of the above net pension income, $(1.1) million in both 1995 and 1994, and $(170) thousand in 1993 were recorded in operating expenses, and the remainder was recorded in construction and other accounts.


                                            Postretirement Benefits
                                     ---------------------------------
                                        1995          1994      1993
                                     ---------------------------------
                                                 (in thousands)
   Benefits earned during the year    $1,525        $1,760    $1,448
   Interest cost on accumulated
      benefit obligation               3,442         3,251     2,811
   Amortization of transition
      obligation over 20 years         1,027         1,043     1,051
   Actual (return) loss on
      plan assets                     (1,436)          132      (814)
   Net amortization and deferral         851          (575)      343
   ==================================================================
   Net postretirement costs           $5,409        $5,611    $4,839
   ==================================================================

    Of the above net postretirement costs recorded, $3.9 million in 1995, $4.4 million in 1994, and $3.9 million in 1993 were charged to operating expense.

Work Force Reduction Programs

During 1994, Mississippi Power and SCS instituted work force reduction programs. The costs of the SCS work force reduction program were apportioned among the various entities that form the Southern electric system, with the Company's portion amounting to $1.4 million. The Company instituted an early retirement incentive program in April 1994 and deferred the related costs of approximately $12.9 million. The Company received authority from the MPSC to defer these costs, as well as its portion of the costs of the SCS program, and to amortize over a period not to exceed 60 months, beginning no later than January 1995. The Company expensed $4.0 million and $3.0 million of the cost of these programs in 1995 and 1994, respectively.

3.  LITIGATION AND REGULATORY MATTERS

Retail Rate Adjustment Plans

Mississippi Power's retail base rates are set under a Performance Evaluation Plan (PEP). In January 1994, the MPSC approved PEP-2. PEP-2 was designed with the MPSC objectives that the plan would reduce the impact of rate changes on the customer and provide incentives for Mississippi Power to keep customer prices low. PEP-2 includes a mechanism for sharing rate adjustments based on the Company's ability to maintain low rates for customers and on the Company's performance as measured by three indicators that emphasize price and service to the customer. PEP-2 provides for semiannual evaluations of Mississippi's performance-based return on investment. Any change in rates is limited to 2 percent of retail revenues per evaluation period. PEP-2 will remain in effect until the MPSC modifies or terminates the plan. During 1995 and 1994, there were no increases under PEP-2.

FERC Reviews Equity Returns

In May 1991, the FERC ordered that hearings be conducted concerning the reasonableness of the operating companies' wholesale rate schedules and contracts that have a return on equity of 13.75 percent or greater. The contracts that could be affected by the hearings include substantially all of the transmission, unit power, long-term power and other similar contracts, including the Company's Transmission Facilities Agreement (TFA) discussed in
Note 5 under "Lease Agreements." Any change in the rate of return on common equity that may require refunds as a result of this proceeding would be substantially for the period beginning in July 1991 and ending in October 1992.

    In August 1992, a FERC administrative law judge issued an opinion that changes in rate schedules and contracts were not necessary and that the FERC staff failed to show how any changes were in the public interest. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.

    In August 1994, the FERC instituted another proceeding based on substantially the same issues as in the 1991 proceeding. The second period under review for possible refunds was from October 1994 through December 1995. In November 1995, a FERC administrative law judge issued an opinion that the FERC staff failed to meet its burden of proof, and therefore, no change in the equity return was necessary. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.

    If the rates of return on common equity recommended by the FERC staff were applied to all of the schedules and contracts involved in both proceedings and refunds were ordered, the amount of refunds could range up to approximately $2.0 million at December 31, 1995. However, management believes that rates are not excessive, and that refunds are not justified.

Environmental Compliance Overview Plan

The MPSC approved Mississippi Power's ECO Plan in 1992. The plan establishes procedures to facilitate the MPSC's overview of the Company's environmental strategy and provides for recovery of costs associated with environmental projects approved by the MPSC. In November 1995, the MPSC ordered a change in accounting treatment allowing emission allowance expenses to be recovered through the Company's fuel adjustment clause, and emission allowance inventory costs to be recovered through PEP-2 rather than through the ECO Plan. Under the ECO Plan any increase in the annual revenue requirement is limited to 2 percent of retail revenues. However, the plan also provides for carryover of any amount over the 2 percent limit into the next year's revenue requirement. The ECO Plan has resulted in annual retail rate increases, the latest being an increase of $3.7 million, effective in May 1995 which included $1.6 million of 1994 carryover. On January 29, 1996, the Company filed the ECO Plan with the MPSC requesting an annual retail rate decrease of $3.0 million.

    Mississippi Power conducts studies, when possible, to determine the extent of any required clean-up costs. Should remediation be determined to be probable, reasonable estimates of costs to clean up such sites are developed and recognized in the financial statements. A currently owned site where manufactured gas plant operations were located prior to the Company's ownership was investigated for potential remediation. The remedial investigation has been concluded and is pending approval by the Mississippi Department of Environmental Quality. In recognition of probable further study and remediation, the Company in 1995 recorded a liability and a deferred debit (regulatory asset) of $1.8 million, including feasibility study costs. The Company recognizes such costs as they are incurred and recovers them under the ECO Plan as provided in the Company's 1995 ECO order. If this site were required to be remediated, industry studies show the Company could incur cleanup costs ranging from $1.5 million to $10 million before giving consideration to possible recovery of clean-up costs from other parties.

4.  CONSTRUCTION PROGRAM

Mississippi Power is engaged in continuous construction programs, the costs of which are currently estimated to total some $67 million in 1996, $62 million in 1997, and $53 million in 1998. These estimates include AFUDC of $1.3 million in

Mississippi Power Company 1995 Annual Report


1996, and $0.3 million in both 1997 and 1998.

    The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include changes in business conditions; revised load growth estimates; changes in environmental regulations; increasing costs of labor, equipment and materials; and cost of capital. The Company does not have any new generating plants under construction. However, significant construction will continue related to transmission and distribution facilities and the upgrading and extension of the useful lives of generating plants.

5.  FINANCING AND COMMITMENTS

Financing

Mississippi Power's construction program is expected to be financed from internal and other sources, such as the issuance of additional long-term debt and preferred stock and the receipt of capital contributions from The Southern Company.

    The amounts of first mortgage bonds and preferred stock which can be issued in the future will be contingent upon market conditions, adequate earnings levels, regulatory authorizations and other factors.

    At December 31, 1995, Mississippi Power had unused committed credit agreements with banks for $27 million. Additionally, Mississippi Power had $70 million of unused committed credit agreements in the form of revolving credit agreements expiring at various dates during 1996 and in 1998. The agreements expiring December 1, 1998, for $40 million allow short-term borrowings to be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at the Company's option. In connection with these credit arrangements, the Company agrees to pay commitment fees based on the unused portions of the commitments or to maintain compensating balances with the banks. The Company had no short-term borrowings outstanding at year-end 1995.

Assets Subject to Lien

Mississippi Power's mortgage indenture dated as of September 1, 1941, as amended and supplemented, which secures the first mortgage bonds issued by the Company, constitutes a direct first lien on substantially all the Company's fixed property and franchises.

Lease Agreements

In 1984, Mississippi Power and Gulf States Utilities Company (Gulf States) entered into a forty-year transmission facilities agreement whereby Gulf States began paying a use fee to the Company covering all expenses relative to ownership and operation and maintenance of a 500 kV line, including amortization of its original $57 million cost. For the three years ended 1995 use fees collected under this agreement, net of related expenses, amounted to $3.8 million each year, and are included with other income, net, in the Statements of Income. For more information see Note 3 under "FERC Reviews Equity Returns."

    In 1989, Mississippi Power entered into a twenty-two year lease agreement for the use of 495 aluminum railcars. In 1994, a second lease agreement for the use of 250 additional aluminum railcars was also entered into for twenty-two years. Both of these leases, totaling 745 railcars, were for the transport of coal at Plant Daniel. Gulf Power, as joint owner of Plant Daniel, is responsible for one half of the lease cost. The Company's share (50%) of the leases is charged to fuel inventory and allocated to fuel expense as the fuel is consumed. The lease cost charged to inventory was $1.7 million in 1995 and $1.2 million in both 1994 and 1993. The Company's annual lease payments for 1996 through 2000 will be approximately $1.7 million and after 2000, lease payments total approximately $22.4 million. The Company has the option to purchase the 745 railcars at the greater of the termination value or the fair market value, or to renew the leases at the end of the lease term.

Fuel Commitments

To supply a portion of the fuel requirements of its generating plants, Mississippi Power has entered into various long-term commitments for the procurement of fuel. In most cases, these contracts contain provisions for price escalations, minimum production levels, and other financial commitments. Total estimated obligations were approximately $227 million at December 31, 1995.

Additional commitments for fuel will be required in the future to supply the Company's fuel needs.

    In order to take advantage of lower cost coal supplies, agreements were reached in 1986 to terminate two contracts for the supply of coal to Plant Daniel, which is jointly owned by Mississippi Power and Gulf Power, an operating affiliate. The Company's portion of this payment was about $60 million. In accordance with the ratemaking treatment, the cost to terminate the contracts is being amortized to match costs with the savings achieved. The remaining unamortized amount of Mississippi Power's share of payments to the suppliers totaled $1.5 million at December 31, 1995.

6.  JOINT OWNERSHIP AGREEMENTS

Mississippi Power and Alabama Power own as tenants in common Greene County Electric Generating Plant (coal) located in Alabama; and Mississippi Power and Gulf Power own as tenants in common Daniel Electric Generating Plant (coal) located in Mississippi. At December 31, 1995, Mississippi Power's percentage ownership and investment in these jointly owned facilities were as follows:

                                         Company's
   Generating     Total      Percent       Gross      Accumulated
      Plant      Capacity   Ownership    Investment   Depreciation
   ---------------------------------------------------------------
                (Megawatts)                    (in thousands)
   Greene
     County         500         40%       $ 57,957      $ 31,201

   Daniel         1,000         50%        222,367        94,172
   ---------------------------------------------------------------

    Mississippi Power's share of plant operating expenses is included in the corresponding operating expenses in the Statements of Income.

7.  LONG-TERM POWER SALES AGREEMENTS

General

Mississippi Power and the other operating affiliates of The Southern Company have long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. The agreements for non-firm capacity expired in 1994. Some of these agreements (unit power sales) are firm commitments and pertain to capacity related to specific generating units. Mississippi Power's participation in firm production capacity unit power sales ended in 1989. However, the Company continues to participate in transmission and energy sales under the unit power sales agreements. Because the energy is generally sold at variable costs under these agreements, only revenues from capacity sales affect profitability. Off-system capacity revenues for the Company have been as follows:

                                     Other
   Year         Unit Power         Long-Term             Total
   ------------------------------------------------------------
                                (in thousands)
   1995           $   268            $     -           $   268
   1994               660              1,305             1,965
   1993             1,571              2,620             4,191

    In 1994, long-term non-firm power of 200 megawatts was sold by the Southern electric system to Florida Power Corporation (FPC) until the contract expired at year-end.

8.  INCOME TAXES

Effective January 1, 1993, Mississippi Power adopted FASB Statement No. 109, Accounting for Income Taxes. The adoption resulted in the recording of additional deferred income taxes and related regulatory assets and liabilities. At December 31, 1995, the tax-related regulatory assets to be recovered from customers were $23 million. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. At December 31, 1995, the tax-related regulatory liabilities to be refunded to customers were $43 million. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and unamortized investment tax credits.

Mississippi Power Company 1995 Annual Report


    Details of the federal and state income tax provisions are shown below:

                                     1995        1994       1993
                                 ---------------------------------
                                           (in thousands)
   Total provision for
      income taxes
   Federal --
      Currently  payable          $32,546     $26,072    $15,842
      Deferred  --current year      5,122       6,313      5,158
                --reversal of
                 prior years       (7,039)     (5,161)      (820)
   ---------------------------------------------------------------
                                   30,629      27,224     20,180
   ---------------------------------------------------------------
   State --
      Currently payable             3,426       3,978      2,945
      Deferred  --current           2,270       1,669      1,339
                --reversal of
                 prior years         (833)     (1,258)      (638)
    --------------------------------------------------------------
                                    4,863       4,389      3,646
   ---------------------------------------------------------------
   Total                           35,492      31,613     23,826
   Less income taxes charged
      to other income               1,006         227      1,158
   ---------------------------------------------------------------
   Federal and state
      income taxes charged
      to operations               $34,486     $31,386    $22,668
   ===============================================================

    The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities are as follows:



                                        1995             1994
                                   -----------------------------
                                           (in thousands)
   Deferred tax liabilities:
      Accelerated depreciation      $145,093         $138,281
      Basis differences               10,815           11,645
      Coal contract buyouts              145            3,851
      Other                           16,478           17,908
   -------------------------------------------------------------
   Total                             172,531          171,685
   -------------------------------------------------------------
   Deferred tax assets:
      Other property
       basis differences              25,951           27,375
      Pension and
            other benefits             7,356            5,386
      Property insurance               4,551            4,171
      Unbilled fuel                    3,039            3,649
      Other                            7,103            7,009
   -------------------------------------------------------------
   Total                              48,000           47,590
   -------------------------------------------------------------
   Net deferred tax
      liabilities                    124,531          124,095
   Portion included in
      current assets, net              5,180            5,410
   -------------------------------------------------------------
   Accumulated deferred
      income taxes in the
      Balance Sheets                $129,711         $129,505
   =============================================================

    In 1989, under order of the MPSC, Mississippi Power began amortizing deferred income taxes not covered by the Internal Revenue Service normalization requirements, that had been recorded at rates higher than those specified by the current statutory income tax rules. This amortization occurred over a 60-month period, the effect of which was a reduction of income tax expense of approximately $2.7 million per year. This tax rate differential has been fully amortized.

    Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $1.5 million in 1995, 1994 and 1993. At December 31, 1995, all investment tax credits available to reduce federal income taxes payable had been utilized.

Mississippi Power Company 1995 Annual Report

    A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                    1995       1994      1993
                                   -----------------------------
   Total effective tax rate          38%         37%       33%
   State income tax, net of
      federal income tax benefit     (3)         (3)%      (3)
   Tax rate differential              -           1         4
   Other                              -           -         1
   -------------------------------------------------------------
   Statutory federal tax rate        35%         35%       35%
   =============================================================

    Mississippi Power and the subsidiaries of The Southern Company file a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. Tax benefits from losses of the parent company are allocated to each subsidiary based on the ratio of taxable income to total consolidated taxable income.

9.  OTHER LONG-TERM DEBT

Details of other long-term debt are as follows:

                                                December 31,
                                              1995        1994
                                          ---------------------
                                             (in thousands)
  Obligations incurred in
  connection with the sale by
  public authorities of
  tax-exempt pollution control
  revenue bonds:
   5.8$% due 2007                       $    970       $   980
   Variable rate due 2020                  6,550         6,550
   Variable rate due 2022                 16,750        16,750
   6.20% due 2023                         13,000        13,000
   5.65% due 2023                         25,875        25,875
   Variable due 2025                      10,600            -
   ------------------------------------------------------------
                                          73,745        63,155
   ------------------------------------------------------------
   Notes payable:
     4.15% to 7.50% due 1995                   -        40,689
     Variable rates (5.88% to 5.89%
     at 1/1/95) due 1995                       -        20,000
     Variable rates (5.85% to
     6.015% at 1/1/96) due 1996           55,000        35,000
   ------------------------------------------------------------
                                          55,000        95,689
   ------------------------------------------------------------
      Total                             $128,745      $158,844
   ============================================================

    Pollution control obligations represent installment or lease purchases of pollution control facilities financed by application of funds derived from sales by public authorities of tax-exempt revenue bonds. Mississippi Power has authenticated and delivered to the Trustee a like principal amount of first mortgage bonds as security for obligations under collateralized installment agreements. The principal and interest on the first mortgage bonds will be payable only in the event of default under these agreements. The 5.8% Series of pollution control obligations has a cash sinking fund requirement of $10 thousand annually through 1997 and $20 thousand annually in 1998, 1999 and 2000. The $55 million in notes payable is all due in 1996.

10. LONG-TERM DEBT DUE WITHIN ONE YEAR

A summary of the improvement fund requirements and scheduled maturities and redemptions of long-term debt due within one year is as follows:

                                              1995        1994
                                            --------------------
                                               (in thousands)
   Bond improvement
      fund requirements                    $  2,219   $   1,931

   Less:
      Portion to be satisfied by
      certifying property additions               -       1,431
   -------------------------------------------------------------
   Cash improvement fund
      requirements                            2,219         500
   Pollution control bond cash
      sinking fund requirements (Note 9)         10          10
   Current portion of notes
      payable (Note 9)                       55,000      40,689
   =============================================================
   Total                                    $57,229     $41,199
   =============================================================

    The first mortgage bond improvement fund requirement is one percent of each outstanding series authenticated under the indenture of Mississippi Power prior to January 1 of each year, other than first mortgage bonds issued as collateral security for certain pollution control obligations. The requirement must be satisfied by June 1 of each year by depositing cash or reacquiring bonds, or by pledging additional property equal to 166-2/3 percent of such requirement.

11. COMMON STOCK DIVIDEND RESTRICTIONS

Mississippi Power's first mortgage bond indenture and the corporate charter contain various common stock dividend restrictions. At December 31, 1995, some $118 million of retained earnings was restricted against the payment of cash dividends on common stock under the most restrictive terms of the mortgage indenture or corporate charter.

Mississippi Power Company 1995 Annual Report



12. QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial data for 1995 and 1994 are as follows:

                                                      Net Income
                                                   After Dividends
   Quarter                Operating    Operating          On
   Ended                  Revenues     Income       Preferred Stock
   -------------------------------------------------------------------

   March 1995               $109,572     $15,729        $ 9,269
   June 1995                 128,504      22,193         14,737
   September 1995            157,119      28,517         22,161
   December 1995             121,358      12,171          6,364

   March 1994               $114,134     $12,910        $ 8,266
   June 1994                 131,792      19,891         13,744
   September 1994            142,340      26,212         21,357
   December 1994             110,896      14,062          5,790

    Mississippi Power's business is influenced by seasonal weather conditions and the timing of rate changes.


SELECTED FINANCIAL AND OPERATING DATA
Mississippi Power Company 1995 Annual Report


-------------------------------------------------------------------------------------------------------------------------
                                                                                    1995            1994            1993
-------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in thousands)                                               $516,553        $499,162        $474,883
Net Income after Dividends
     on Preferred Stock (in thousands)                                           $52,531         $49,157         $42,436
Cash Dividends on Common Stock (in thousands)                                    $39,400         $34,100         $29,000
Return on Average Common Equity (percent)                                          14.26           14.38           14.09
Total Assets (in thousands)                                                   $1,148,953      $1,123,711      $1,050,334
Gross Property Additions (in thousands)                                          $67,570        $104,014        $139,976
-------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                             $374,884        $361,753        $321,768
Preferred stock                                                                   74,414          74,414          74,414
Preferred stock subject to mandatory redemption                                        -               -               -
Long-term debt                                                                   288,820         306,522         250,391
-------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                   $738,118        $742,689        $646,573
=========================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                 50.8            48.7            49.8
Preferred stock                                                                     10.1            10.0            11.5
Long-term debt                                                                      39.1            41.3            38.7
-------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                      100.0           100.0           100.0
=========================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                            30,000          35,000          70,000
Retired                                                                            1,625          32,628          51,300
Preferred Stock (in thousands):
Issued                                                                                 -               -          23,404
Retired                                                                                -               -          23,404
-------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                         Aa3             Aa3              A1
     Standard and Poor's                                                              A+              A+              A+
     Duff & Phelps                                                                   AA-              A+              A+
Preferred Stock -
     Moody's                                                                          a1              a1              a1
     Standard and Poor's                                                               A               A               A
     Duff & Phelps                                                                    A+               A               A
-------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                      154,014         152,891         151,692
Commercial                                                                        29,903          29,276          28,648
Industrial                                                                           642             650             570
Other                                                                                194             189             190
-------------------------------------------------------------------------------------------------------------------------
Total                                                                            184,753         183,006         181,100
=========================================================================================================================
Employees (year-end)                                                               1,421           1,535           1,586
-------------------------------------------------------------------------------------------------------------------------


                                       26




SELECTED FINANCIAL AND OPERATING DATA
Mississippi Power Company 1995 Annual Report


-------------------------------------------------------------------------------------------------------------------------
                                                                                    1992            1991            1990
-------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in thousands)                                               $434,447        $432,386        $446,871
Net Income after Dividends
     on Preferred Stock (in thousands)                                           $36,790         $22,627         $34,176
Cash Dividends on Common Stock (in thousands)                                    $28,000         $28,500         $27,500
Return on Average Common Equity (percent)                                          13.27            8.17           12.36
Total Assets (in thousands)                                                     $791,283        $790,641        $800,026
Gross Property Additions (in thousands)                                          $68,189         $53,675         $49,009
-------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                             $280,640        $273,855        $279,833
Preferred stock                                                                   74,414          39,414          39,414
Preferred stock subject to mandatory redemption                                        -               -           3,750
Long-term debt                                                                   238,650         304,150         270,724
-------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                   $593,704        $617,419        $593,721
=========================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                 47.3            44.4            47.1
Preferred stock                                                                     12.5             6.4             7.3
Long-term debt                                                                      40.2            49.2            45.6
-------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                      100.0           100.0           100.0
=========================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                            40,000          50,000               -
Retired                                                                          104,703               -           4,000
Preferred Stock (in thousands):
Issued                                                                            35,000               -               -
Retired                                                                                -           4,118             750
-------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                          A1              A1              A1
     Standard and Poor's                                                              A+              A+              A+
     Duff & Phelps                                                                    A+              A+              A+
Preferred Stock -
     Moody's                                                                          a1              a1              a1
     Standard and Poor's                                                               A               A               A
     Duff & Phelps                                                                     A               A               A
-------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                      150,248         148,978         147,738
Commercial                                                                        28,056          27,441          27,134
Industrial                                                                           573             562             574
Other                                                                                189             400             411
-------------------------------------------------------------------------------------------------------------------------
Total                                                                            179,066         177,381         175,857
=========================================================================================================================
Employees (year-end)                                                               1,619           1,630           1,842
-------------------------------------------------------------------------------------------------------------------------


                                      27A



SELECTED FINANCIAL AND OPERATING DATA
Mississippi Power Company 1995 Annual Report


-------------------------------------------------------------------------------------------------------------------------
                                                                                    1989            1988            1987
-------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in thousands)                                               $442,650        $437,939        $455,843
Net Income after Dividends
     on Preferred Stock (in thousands)                                           $38,576         $36,081         $35,200
Cash Dividends on Common Stock (in thousands)                                    $27,000         $27,600         $24,700
Return on Average Common Equity (percent)                                          14.43           14.03           14.68
Total Assets (in thousands)                                                     $786,570        $779,319        $764,068
Gross Property Additions (in thousands)                                          $43,916         $54,550         $53,288
-------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                             $273,157        $261,473        $252,992
Preferred stock                                                                   39,414          39,414          39,414
Preferred stock subject to mandatory redemption                                    4,500           5,250           6,750
Long-term debt                                                                   277,693         287,525         294,811
-------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                   $594,764        $593,662        $593,967
=========================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                 45.9            44.1            42.6
Preferred stock                                                                      7.4             7.5             7.8
Long-term debt                                                                      46.7            48.4            49.6
-------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                      100.0           100.0           100.0
=========================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                                 -               -               -
Retired                                                                            3,823               -          29,701
Preferred Stock (in thousands):
Issued                                                                                 -               -               -
Retired                                                                              750           1,500           1,500
-------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                          A1              A1              A1
     Standard and Poor's                                                              A+              A+              A+
     Duff & Phelps                                                                    A+               5               5
Preferred Stock -
     Moody's                                                                          a1              a1              a1
     Standard and Poor's                                                               A               A               A
     Duff & Phelps                                                                     A               6               6
-------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                      147,308         146,750         146,273
Commercial                                                                        26,867          26,751          26,342
Industrial                                                                           525             478             438
Other                                                                                404             399             389
-------------------------------------------------------------------------------------------------------------------------
Total                                                                            175,104         174,378         173,442
=========================================================================================================================
Employees (year-end)                                                               1,750           1,831           1,898
-------------------------------------------------------------------------------------------------------------------------


                                      27B



SELECTED FINANCIAL AND OPERATING DATA
Mississippi Power Company 1995 Annual Report


---------------------------------------------------------------------------------------------------------
                                                                                    1986            1985
---------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                               $476,265        $475,610
Net Income after Dividends
     on Preferred Stock (in thousands)                                           $33,814         $33,330
Cash Dividends on Common Stock (in thousands)                                    $23,700         $22,600
Return on Average Common Equity (percent)                                          15.28           15.83
Total Assets (in thousands)                                                     $767,110        $679,577
Gross Property Additions (in thousands)                                          $62,488         $57,791
---------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                             $226,601        $216,087
Preferred stock                                                                   39,414          39,414
Preferred stock subject to mandatory redemption                                    8,250           9,750
Long-term debt                                                                   299,684         261,594
---------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                   $573,949        $526,845
=========================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                 39.5            41.0
Preferred stock                                                                      8.3             9.3
Long-term debt                                                                      52.2            49.7
---------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                      100.0           100.0
=========================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                            35,000               -
Retired                                                                           29,250             250
Preferred Stock (in thousands):
Issued                                                                                 -               -
Retired                                                                            1,500           1,111
---------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                          A1              A1
     Standard and Poor's                                                              A+               A
     Duff & Phelps                                                                     5               5
Preferred Stock -
     Moody's                                                                          a1              a1
     Standard and Poor's                                                               A               A
     Duff & Phelps                                                                     6               6
---------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                      145,809         145,071
Commercial                                                                        26,217          25,629
Industrial                                                                           393             371
Other                                                                                363             356
---------------------------------------------------------------------------------------------------------
Total                                                                            172,782         171,427
=========================================================================================================
Employees (year-end)                                                               1,882           1,801
---------------------------------------------------------------------------------------------------------

                                      27C


SELECTED FINANCIAL AND OPERATING DATA (continued)
Mississippi Power Company 1995 Annual Report


-------------------------------------------------------------------------------------------------------------------------
                                                                                    1995            1994            1993
-------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in thousands):
Residential                                                                     $134,286        $124,257        $118,793
Commercial                                                                       131,034         124,716         115,152
Industrial                                                                       140,947         142,268         130,198
Other                                                                              3,914           3,882           3,760
-------------------------------------------------------------------------------------------------------------------------
Total retail                                                                     410,181         395,123         367,903
Sales for resale - non-affiliates                                                 91,820          88,122          83,511
Sales for resale - affiliates                                                      7,691           9,538          15,519
-------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                         509,692         492,783         466,933
Other revenues                                                                     6,861           6,379           7,950
-------------------------------------------------------------------------------------------------------------------------
Total                                                                           $516,553        $499,162        $474,883
=========================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                    2,040,608       1,922,217       1,929,835
Commercial                                                                     2,242,163       2,100,625       1,933,685
Industrial                                                                     3,813,456       3,847,011       3,623,543
Other                                                                             38,559          38,147          38,357
-------------------------------------------------------------------------------------------------------------------------
Total retail                                                                   8,134,786       7,908,000       7,525,420
Sales for resale - non-affiliates                                              2,493,519       2,555,914       2,544,982
Sales for resale - affiliates                                                    243,554         174,342         426,919
-------------------------------------------------------------------------------------------------------------------------
Total                                                                         10,871,859      10,638,256      10,497,321
=========================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                         6.58            6.46            6.16
Commercial                                                                          5.84            5.94            5.96
Industrial                                                                          3.70            3.70            3.59
Total retail                                                                        5.04            5.00            4.89
Total sales                                                                         4.69            4.63            4.45
Residential Average Annual Kilowatt-Hour Use Per Customer                         13,307          12,611          12,780
Residential Average Annual Revenue Per Customer                                  $875.69         $815.21         $786.71
Plant Nameplate Capacity Ratings (year-end) (megawatts)                            2,086           2,086           2,011
Maximum Peak-Hour Demand (megawatts):
Winter                                                                             1,637           1,636           1,401
Summer                                                                             2,095           1,874           1,872
Annual Load Factor (percent)                                                        60.0            63.4            60.0
Plant Availability - Fossil-Steam (percent)                                         92.1            85.4            88.0
-------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                58.0            56.0            63.5
Oil and gas                                                                         15.2            10.2             7.6
Purchased power -
     From non-affiliates                                                             2.4             1.2             1.3
     From affiliates                                                                24.4            32.6            27.6
-------------------------------------------------------------------------------------------------------------------------
Total                                                                              100.0           100.0           100.0
=========================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                               10,249          10,295          10,075
Cost of fuel per million BTU (cents)                                              160.48          165.96          170.13
Average cost of fuel per net kilowatt-hour generated (cents)                        1.64            1.71            1.71
-------------------------------------------------------------------------------------------------------------------------


                                       28



SELECTED FINANCIAL AND OPERATING DATA (continued)
Mississippi Power Company 1995 Annual Report


-------------------------------------------------------------------------------------------------------------------------
                                                                                    1992            1991            1990
-------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in thousands):
Residential                                                                     $109,781        $103,820        $102,243
Commercial                                                                       107,131         103,666         103,352
Industrial                                                                       117,010         116,972         123,754
Other                                                                              3,533           5,869           6,078
-------------------------------------------------------------------------------------------------------------------------
Total retail                                                                     337,455         330,327         335,427
Sales for resale - non-affiliates                                                 80,213          78,826          86,194
Sales for resale - affiliates                                                     10,055          18,044          20,157
-------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                         427,723         427,197         441,778
Other revenues                                                                     6,724           5,189           5,093
-------------------------------------------------------------------------------------------------------------------------
Total                                                                           $434,447        $432,386        $446,871
=========================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                    1,804,858       1,832,266       1,804,838
Commercial                                                                     1,811,042       1,768,441       1,718,074
Industrial                                                                     3,536,634       3,297,247       3,311,460
Other                                                                             38,261          89,375          85,938
-------------------------------------------------------------------------------------------------------------------------
Total retail                                                                   7,190,795       6,987,329       6,920,310
Sales for resale - non-affiliates                                              2,687,917       2,706,320       2,883,581
Sales for resale - affiliates                                                    280,443         617,696         714,365
-------------------------------------------------------------------------------------------------------------------------
Total                                                                         10,159,155      10,311,345      10,518,256
=========================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                         6.08            5.67            5.66
Commercial                                                                          5.92            5.86            6.02
Industrial                                                                          3.31            3.55            3.74
Total retail                                                                        4.69            4.73            4.85
Total sales                                                                         4.21            4.14            4.20
Residential Average Annual Kilowatt-Hour Use Per Customer                         12,066          12,338          12,228
Residential Average Annual Revenue Per Customer                                  $733.90         $699.11         $692.70
Plant Nameplate Capacity Ratings (year-end) (megawatts)                            2,011           2,011           1,998
Maximum Peak-Hour Demand (megawatts):
Winter                                                                             1,386           1,267           1,201
Summer                                                                             1,755           1,682           1,724
Annual Load Factor (percent)                                                        60.8            61.5            59.0
Plant Availability - Fossil-Steam (percent)                                         92.0            89.8            93.3
-------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                60.4            64.1            62.6
Oil and gas                                                                          5.8             8.1            14.0
Purchased power -
     From non-affiliates                                                             1.2             0.7             0.8
     From affiliates                                                                32.6            27.1            22.6
-------------------------------------------------------------------------------------------------------------------------
Total                                                                              100.0           100.0           100.0
=========================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                                9,888          10,142          10,319
Cost of fuel per million BTU (cents)                                              162.27          177.52          183.27
Average cost of fuel per net kilowatt-hour generated (cents)                        1.60            1.80            1.89
-------------------------------------------------------------------------------------------------------------------------


                                      29A




SELECTED FINANCIAL AND OPERATING DATA (continued)
Mississippi Power Company 1995 Annual Report


-------------------------------------------------------------------------------------------------------------------------
                                                                                    1989            1988            1987
-------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in thousands):
Residential                                                                     $100,068         $96,711         $98,338
Commercial                                                                       103,403          98,772          98,669
Industrial                                                                       128,983         123,038         129,004
Other                                                                              5,992           5,874           5,723
-------------------------------------------------------------------------------------------------------------------------
Total retail                                                                     338,446         324,395         331,734
Sales for resale - non-affiliates                                                 82,111          75,525          88,060
Sales for resale - affiliates                                                     16,938          33,747          31,278
-------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                         437,495         433,667         451,072
Other revenues                                                                     5,155           4,272           4,771
-------------------------------------------------------------------------------------------------------------------------
Total                                                                           $442,650        $437,939        $455,843
=========================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                    1,741,855       1,686,722       1,658,327
Commercial                                                                     1,686,302       1,607,988       1,555,044
Industrial                                                                     3,204,208       2,879,457       2,862,632
Other                                                                             87,611          86,049          81,153
-------------------------------------------------------------------------------------------------------------------------
Total retail                                                                   6,719,976       6,260,216       6,157,156
Sales for resale - non-affiliates                                              2,798,086       2,280,341       2,615,058
Sales for resale - affiliates                                                    527,970       1,100,808         955,303
-------------------------------------------------------------------------------------------------------------------------
Total                                                                         10,046,032       9,641,365       9,727,517
=========================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                         5.74            5.73            5.93
Commercial                                                                          6.13            6.14            6.35
Industrial                                                                          4.03            4.27            4.51
Total retail                                                                        5.04            5.18            5.39
Total sales                                                                         4.35            4.50            4.64
Residential Average Annual Kilowatt-Hour Use Per Customer                         11,842          11,499          11,356
Residential Average Annual Revenue Per Customer                                  $680.32         $659.30         $673.41
Plant Nameplate Capacity Ratings (year-end) (megawatts)                            1,998           1,966           1,966
Maximum Peak-Hour Demand (megawatts):
Winter                                                                             1,556           1,284           1,224
Summer                                                                             1,682           1,621           1,548
Annual Load Factor (percent)                                                        58.8            57.6            59.0
Plant Availability - Fossil-Steam (percent)                                         94.0            93.0            93.5
-------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                63.4            86.3            79.4
Oil and gas                                                                         13.5             4.8             5.3
Purchased power -
     From non-affiliates                                                             0.5             0.4             0.3
     From affiliates                                                                22.6             8.5            15.0
-------------------------------------------------------------------------------------------------------------------------
Total                                                                              100.0           100.0           100.0
=========================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                               10,159          10,220          10,525
Cost of fuel per million BTU (cents)                                              178.38          185.13          194.46
Average cost of fuel per net kilowatt-hour generated (cents)                        1.81            1.89            2.05
-------------------------------------------------------------------------------------------------------------------------


                                      29B


SELECTED FINANCIAL AND OPERATING DATA (continued)
Mississippi Power Company 1995 Annual Report


---------------------------------------------------------------------------------------------------------
                                                                                    1986            1985
---------------------------------------------------------------------------------------------------------

Operating Revenues (in thousands):
Residential                                                                     $101,984         $96,878
Commercial                                                                       100,521          96,883
Industrial                                                                       134,501         129,495
Other                                                                              5,882           5,884
---------------------------------------------------------------------------------------------------------
Total retail                                                                     342,888         329,140
Sales for resale - non-affiliates                                                107,270         115,757
Sales for resale - affiliates                                                     21,669          27,277
---------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                         471,827         472,174
Other revenues                                                                     4,438           3,436
---------------------------------------------------------------------------------------------------------
Total                                                                           $476,265        $475,610
=========================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                    1,674,407       1,603,539
Commercial                                                                     1,544,899       1,500,972
Industrial                                                                     2,877,026       2,786,883
Other                                                                             81,352          83,142
---------------------------------------------------------------------------------------------------------
Total retail                                                                   6,177,684       5,974,536
Sales for resale - non-affiliates                                              2,382,443       2,819,439
Sales for resale - affiliates                                                    704,461         733,142
---------------------------------------------------------------------------------------------------------
Total                                                                          9,264,588       9,527,117
=========================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                         6.09            6.04
Commercial                                                                          6.51            6.45
Industrial                                                                          4.68            4.65
Total retail                                                                        5.55            5.51
Total sales                                                                         5.09            4.96
Residential Average Annual Kilowatt-Hour Use Per Customer                         11,498          11,135
Residential Average Annual Revenue Per Customer                                  $700.32         $672.71
Plant Nameplate Capacity Ratings (year-end) (megawatts)                            1,966           1,966
Maximum Peak-Hour Demand (megawatts):
Winter                                                                             1,208           1,310
Summer                                                                             1,612           1,444
Annual Load Factor (percent)                                                        56.8            61.0
Plant Availability - Fossil-Steam (percent)                                         93.2            92.4
---------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                74.1            74.1
Oil and gas                                                                          5.1             2.8
Purchased power -
     From non-affiliates                                                             2.0             0.4
     From affiliates                                                                18.8            22.7
---------------------------------------------------------------------------------------------------------
Total                                                                              100.0           100.0
=========================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                               10,569          10,396
Cost of fuel per million BTU (cents)                                              224.63          235.24
Average cost of fuel per net kilowatt-hour generated (cents)                        2.37            2.45
---------------------------------------------------------------------------------------------------------


                                      29C
